Align Alternative Access Fund

(ALTIX)

Class I Shares of Beneficial Interest

Supplement dated June 29, 2026 to the Prospectus and

Statement of Additional Information (“SAI”), each dated May 8, 2025, as Supplemented

At a meeting of the Board of Trustees (the “Board”) of Align Alternative Access Fund (the “Fund”) held on May 15, 2026, the Board approved an amendment to the Fund’s distribution policy to provide that distributions shall be made at least annually, rather than quarterly.

Accordingly, effective immediately, all references to “the Fund’s distribution policy is to make quarterly distributions” in the Prospectus and SAI shall be deleted and replaced with “the Fund’s distribution policy is to make distributions, as least annually”.

To expand upon the current Prospectus and SAI disclosures stating that “the Adviser seeks to achieve the Fund’s investment objective by “tactically” investing and divesting, thereby adjusting the Fund’s asset allocation to benefit from market inefficiencies or imbalances in values among different assets or asset classes...” the prospectus and SAI are further amended to reflect that investments in Private Equity may include funds focused on infrastructure investments that vary across industry sectors and geographies.

Please retain this Supplement for future reference.